UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2013

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Shawn P. Seale to Replace Brian S. Block as Chief Financial Officer in Connection with ARCP’s Pending Self-Management

On December 16, 2013, in light of the previously announced plans by American Realty Capital Properties, Inc. (“ARCP”) to become self-managed, in connection with which Brian S. Block will serve in the capacity as chief financial officer for ARCP on a full-time, dedicated basis, Mr. Block resigned from his roles as chief financial officer and executive vice president of American Realty Capital Healthcare Trust, Inc. (the “Company”), effective as of that same date. Mr. Block did not resign pursuant to any disagreement with the Company. Simultaneously with Mr. Block’s resignation, the Company’s board of directors appointed Shawn P. Seale to serve as the Company’s chief financial officer. Similarly, Mr. Seale will also replace Mr. Block as chief financial officer of the Company’s advisor and property manager. There are no related party transactions involving Mr. Seale that are reportable under Item 404(a) of Regulation S-K.

Shawn P. Seale, CPA, 50, has served as chief financial officer of American Realty Capital New York Recovery REIT, Inc. since December 2013. Mr. Seale has been senior vice president of ARC Advisory Services, LLC since the closing of ARCP’s acquisition of CapLease, Inc. (NYSE: LSE) (together with its predecessor companies, “CapLease”) on November 5, 2013. Mr. Seale co-founded CapLease in 1994 and served as senior vice president, chief financial officer and treasurer of CapLease from its founding until November 2013. Mr. Seale also served on CapLease’s board of directors from November 2001 until March 2004. Prior to his tenure at CapLease, Mr. Seale was also a founder of Taylor Consulting Group, Inc., a corporate consulting firm in Atlanta, Georgia, and served as its vice president and treasurer from October 1988 until December 1995. From June 1985 to October 1988, Mr. Seale was a management and finance consultant at Ernst & Whinney (a predecessor to Ernst & Young). Mr. Seale received a B.S. from the Massachusetts Institute of Technology in 1985 and is a certified public accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: December 16, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors